Exhibit 5.1

                              May 21, 1999


Vivid Technologies, Inc.
10E Commerce Way
Woburn, MA 01801

RE:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We are general counsel to Vivid Technologies, Inc., a Delaware corporation (the "Company"). We have been asked to deliver this opinion in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to
(i) 300,000 shares of the Company's Common Stock, $.01 par value (the "Shares") that may be issued pursuant to options granted under the Company's 1999 Equity Incentive Plan (the "1999 Plan"); and (ii) 2,106,080 Preferred Share Purchase Rights (as defined below) that may be issued in connection with the issuance of registered shares of the Company's Common Stock pursuant to options granted under the Company's 1989 Combination Stock Option Plan (the "1989 Plan"), the Company's 1996 Nonemployee Directors Stock Option Plan (the "Nonemployee Directors Plan"), the Company's 1996 Equity Incentive Plan (the "1996 Plan") and the 1999 Plan. The Preferred Share Purchase Rights are issuable pursuant to that certain Rights Agreement, dated as of October 13, 1998 (the "Rights Agreement"), providing, in effect, for the delivery of a right (a "Preferred Share Purchase Right"), along with each share of Common Stock issued by the Company.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following documents
(collectively, the "Documents"):

     1. A copy of the Restated Certificate of Incorporation of the Company as in effect on the date hereof;

     2. A copy of the Bylaws of the Company as in effect on the date hereof;

     3. The corporate records of the Company relating to the proceedings of stockholders and directors of the Company;

     4. The 1999 Plan, the 1989 Plan, the Nonemployee Directors Plan and the 1996 Plan (collectively, the "Plans");

     5.   The Rights Agreement; and

     6.   The Registration Statement.

     In giving our opinion, we have relied as to matters of fact upon certificates of officers of the Company. For purposes of this opinion we have assumed without any investigation (1) the legal capacity of each natural person and (2) the genuineness of each signature, the completeness of each document submitted to us as an original and the conformity with the original of each document submitted to us as a copy.

     Our opinion hereafter expressed is based solely upon (1) our review of the Documents, (2) discussions with certain officers of the Company with respect to the Documents, (3) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein and (4) such review of published sources of law as we have deemed necessary.

   Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and nonassessable. The Preferred Share Purchase Rights have been duly authorized and, when issued in accordance with the terms of the Rights Agreement, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit
5.1 to the Registration Statement and to the reference to our firm wherever it appears in the Registration Statement.

                              Very truly yours,

                              BROWN, RUDNICK, FREED & GESMER
                              By:  Brown, Rudnick, Freed & Gesmer, P.C.,
                                   a partner


                              By:   /s/  Philip J. Flink
                                    Philip J. Flink, a Member
                                    hereunto duly authorized

PJF/JMD/MRF